Exhibit 99.1

Dynatronics Corporation provides preliminary Fourth Quarter and Fiscal Year End 2020 sales

Eagan, Minnesota (July 8, 2020) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced preliminary unaudited net sales for the fiscal fourth quarter ended June 30, 2020 and the fiscal year ended June 30, 2020.

Fourth Quarter & Year End 2020 Update

Preliminary unaudited fourth quarter 2020 net sales are expected to be in the range of $7.9 million to $8.2 million, a 47% - 49% decrease compared to $15.5 million in the fourth quarter of 2019.  For the fiscal year ended June 30, 2020, preliminary unaudited net sales are expected to be in the range of $53.2 million to $53.5 million, a 14% – 15% decreased compared to $62.6 million in the year ended June 30, 2019. The decrease in net sales is primarily due to the expected decline in sales due to COVID-19 stay-at-home policies and restrictions, as well as the continued decline in sales of physical therapy and rehabilitation products.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our financial guidance, including uncertainties involving the impact of the COVID-19 pandemic on the Company’s results of operations and financial condition, our expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company’s most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, which was filed on September 25, 2019. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.